Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES THIRD QUARTER CASH DISTRIBUTION

DALLAS, Texas, August 20, 2013 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.351379 per unit, payable on September 30, 2013, to unitholders of record on August 30, 2013. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/.

This distribution of $0.351379 per unit is lower than the $0.394608 per unit distributed last quarter. As compared to the previous quarter, the volume of oil and natural gas produced and included in the current distribution has decreased, while the prices of oil and natural gas have increased slightly. This distribution is lower than the $0.383767 per unit distributed in the comparable quarter in 2012. As compared to the comparable quarter in 2012, the volume of oil and natural gas produced and included in the current distribution has decreased, the price of oil has decreased and the price of natural gas has increased slightly.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.800.985.0794